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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Mobility Electronics, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-47210) on Form S-8 of Mobility Electronics, Inc. of our report dated March 1, 2002, except for the second paragraph of Note 18, which is as of March 25, 2002, relating to the consolidated balance sheets of Mobility Electronics, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Mobility Electronics, Inc.


Phoenix, Arizona
March 29, 2002